NEWS RELEASE
FOR IMMEDIATE RELEASE
Coastal Bancorp, Inc. Announces First Quarter Results of $0.75 per share

HOUSTON (April 15, 2004) - Coastal Bancorp, Inc. (NASDAQ: CBSA) and subsidiaries ("Coastal") today reported net income available to common stockholders of $4.1 million for the quarter ended March 31, 2004, compared to $3.1 million for the same period in 2003. The $1.0 million increase in net income available to common stockholders was primarily due to the following: a $277,000 increase in net interest income, a $450,000 decrease in the provision for loans losses and a $222,000 decrease in noninterest expense, offset by a $567,000 increase in the provision for Federal income taxes. In addition, dividends on preferred stock decreased $627,000 due to the July 31, 2003 redemption of the 9.12% Series A Cumulative Preferred Stock of Coastal Bancorp, Inc. (“Bancorp”). Diluted earnings per share for the quarter ended March 31, 2004 were $0.75, compared to $0.57 for the same period in 2003. The weighted average common shares outstanding used in the diluted earnings per share calculations for the periods were 5,508,796 and 5,386,566, respectively. Basic earnings per share for the quarter ended March 31, 2004 were $0.78 compared to $0.59 for the same period in 2003.

On December 2, 2003 Coastal announced that it had signed a definitive merger agreement with Hibernia Corporation (NYSE: HIB) (“Hibernia”) pursuant to which Hibernia would acquire Coastal by means of a merger and pay cash in the amount of $41.50 per share for each outstanding share of Coastal common stock and $41.50 less the exercise price for each option to acquire a share of Coastal common stock. The required regulatory approvals have been granted. The merger is subject to the approval of Coastal’s shareholders and will be voted on at the annual meeting to be held on April 22, 2004. If Coastal’s shareholders vote in favor of the merger and all other customary conditions are met, the merger is expected to close on May 12, 2004.

Net Interest Income
When comparing the two periods, net interest income increased $277,000, due to a decrease of $1.3 million in interest expense, offset by a $1.0 million decrease in interest income. Net interest margin decreased 0.18% to 2.53% for the quarter ended March 31, 2004, from 2.71% for the same period in 2003. The average balance of interest-bearing liabilities increased $208.4 million from the quarter ended March 31, 2003 to the same period in 2004, while the average rate paid decreased 0.46%, to 2.07% for the quarter ended March 31, 2004, from 2.53% for the same period in 2003. The increase in liabilities is due to deposit growth, borrowings to fund purchases of mortgage loans and mortgage-backed securities and the $10.3 million in subordinated debentures issued in June of 2003. The average balance of interest-earning assets increased $209.6 million from the quarter ended March 31, 2003 to the same period in 2004, while the average yield decreased 0.58% to 4.39% from 4.97%. When comparing the first quarter of 2004 to the same period in 2003, the average yield on loans decreased to 4.90% from 5.50% and the average yield on mortgage-backed securities decreased to 2.80% from 3.14%.

Provision for Loan Losses
During the quarter ended March 31, 2004, Coastal recorded a provision for loan losses of $450,000 compared to $900,000 for the same period in 2003. As in the fourth quarter of 2003, the provision recorded in the first quarter of 2004 is less than previous quarters based upon the current level of unallocated reserves. At March 31, 2004, the allowance for loan losses as a percentage of total loans (excluding loans held for sale which are recorded at the lower of cost or fair value) was 1.00% compared to 0.98% at December 31, 2003. While management believes that it has adequately provided for loan losses, it will continue to monitor the loan portfolio and make adjustments to the allowance for loan losses as it considers necessary.

Noninterest Income, Noninterest Expense and Provision for Federal Income Taxes
Noninterest income increased slightly by $45,000 when comparing the first quarter of 2004 to the same period in 2003. This increase was comprised of the following: a $244,000 increase in the gain on sale of real estate owned, a $200,000 gain on the sale of mortgage-backed securities available for sale, a $188,000 increase in the gain on sale of repossessed assets due to the sale of one asset during the first quarter of 2004 and a $113,000 increase in other noninterest income, largely offset by a $716,000 decrease in the gain on sale of loans held for sale, due to gains of $734,000 in the quarter ended March 31, 2003, compared to $18,000 in the current period.

When comparing the first quarter of 2004 to the same period a year earlier, the $222,000 decrease in noninterest expense was comprised primarily of a decrease in compensation, payroll taxes and benefits of $174,000 and a decrease of $201,000 in other noninterest expense, due largely to a decrease of $119,000 in expenses related to loans, repossessed assets and real estate owned. These decreases were somewhat offset by smaller increases of $72,000 in office occupancy, $46,000 in data processing and $39,000 in advertising. The provision for Federal income taxes increased $567,000 due to the increased amount of income before Federal income taxes, with the effective tax rate being approximately 35% for the quarter ended March 31, 2004 and 31% for the same period in 2003. The provision for Federal income taxes for the quarter ended March 31, 2003 included a tax benefit of $219,000 received from the dividends on the Series A Preferred Stock of Coastal Bancorp, Inc. This benefit ceased upon redemption of the Bancorp Preferred Stock on July 31, 2003.

Asset Quality
As shown in the "Other Financial Data" table attached, at March 31, 2004, Coastal had nonperforming loans totaling $14.9 million, which is a $5.3 million, or 26%, decrease when compared to December 31, 2003. Nonperforming loans are those loans on nonaccrual status as well as those loans greater than ninety (90) days delinquent and still accruing interest. This decrease was primarily a result of the decrease in nonperforming first lien residential (single-family) mortgage loans. At March 31, 2004, nonperforming assets (which include nonperforming loans, real estate owned and repossessed assets) were $17.4 million and the ratio of nonperforming assets to total assets was 0.64%. At December 31, 2003, nonperforming assets were $22.8 million and the ratio of nonperforming assets to total assets was 0.85%. At March 31, 2004, $7.8 million, or 52%, of nonperforming loans were first lien residential (single-family) mortgage loans, $5.5 million, or 37%, were acquisition and development loans, $604,000, or 4%, were commercial real estate loans, $947,000, or 6%, were commercial, financial and industrial loans, with the balance in other loan categories. Of the nonperforming acquisition and development loans outstanding at December 31, 2003 and March 31, 2004, two loans to the same borrower made up $5.4 million of the total at each date. These two loans have been paid off subsequent to March 31, 2004. At March 31, 2004, the allowance for loan losses as a percentage of nonperforming loans (excluding nonperforming loans held for sale which are recorded at the lower of cost or fair value) was 131.07% compared to 95.66% at December 31, 2003.

Common Stock Repurchase
As of March 31, 2004, a total of 2,746,110 shares of common stock were held in treasury at an average price of $19.53 per share for a total cost of $53.6 million.

The Company
At March 31, 2004, Coastal had total assets of approximately $2.7 billion, deposits of approximately $1.7 billion and common stockholders' equity of approximately $139.8 million.

Coastal Bancorp, Inc. owns, through its wholly-owned subsidiary, Coastal Banc Holding Company, Inc., 100 percent of the voting stock of Coastal Banc ssb, a Texas-chartered FDIC insured, state savings bank headquartered in Houston. Coastal Banc ssb operates 44 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. You can visit our website at www.coastalbanc.com (which is not part of this release).

Notice under the Private Securities Litigation Reform Act of 1995
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking statements with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Coastal Bancorp, Inc.'s Securities and Exchange Commission filings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. Furthermore, Coastal does not intend (and is not obligated) to update publicly any forward-looking statement.

COASTAL BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars In Thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2004	2003

Basic earnings per share	$0.78	$0.59

Diluted earnings per share	$0.75	$0.57

Return (before minority interest) on average assets	0.61%	0.60%

Return on average common equity	12.13%	9.91%

Net interest margin	2.53%	2.71%

Noninterest expense to average total assets	2.04%	2.28%

Charge-offs of loans receivable	$392	$908

Net charge-offs of loans receivable	$254	$717

Ratio of net charge-offs to average loans receivable	0.01%	0.04%

COASTAL BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In Thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2004	2003

Average balance sheet information

Assets:
Interest-earning assets:
Loans receivable	$2,013,178	$1,871,027
Mortgage-backed securities	521,536	468,165
Other	67,076	53,001

Total interest-earning assets	2,601,790	2,392,193
Noninterest-earning assets	93,529	89,013

Total assets	$2,695,319	$2,481,206

Liabilities and stockholders' equity:
Interest-bearing deposits	$1,463,421	$1,418,473
Borrowings	818,427	665,265
Subordinated debentures	61,856	51,546

Total interest-bearing liabilities	2,343,704	2,135,284
Noninterest-bearing deposits	202,736	179,763
Other noninterest-bearing liabilities	12,912	13,457
Preferred stockholders' equity	--	27,500
Common stockholders' equity	135,967	125,202

Total liabilities and stockholders' equity	$2,695,319	$2,481,206

COASTAL BANCORP, INC. AND SUBSIDIARIES
OTHER FINANCIAL DATA
(Dollars in Thousands, except per share data)
(unaudited)

	March 31, 2004	December 31, 2003

Nonaccrual loans receivable:
First lien residential	$7,737	$10,312
Residential construction	103	--
Commercial real estate	517	714
Acquisition and development	5,467	5,497
Commercial, financial and industrial	900	1,111
Consumer and other	51	68

	14,775	17,702

Loans greater than 90 days delinquent and still accruing:
First lien residential	33	--
Residential construction	--	136
Acquisition and development	--	454
Commercial real estate	87	188
Commercial, financial and industrial	47	1,789

	167	2,567

Total nonperforming loans	14,942	20,269
Real estate owned and repossessed assets	2,452	2,524

Total nonperforming assets	$17,394	$22,793

Allowance for loan losses	$19,585	$19,389

Ratio of nonperforming loans to total loans receivable and loans
receivable held for sale	0.75%	1.02%

Ratio of nonperforming assets to total assets	0.64%	0.85%

Ratio of allowance for loan losses to nonperforming loans receivable (excluding nonperforming loans held for sale)	131.07%	95.66%

Ratio of allowance for loan losses to loans receivable
(excluding loans receivable held for sale)	1.00%	0.98%

Book value per common share	$25.66	$24.78

Tangible book value per common share	$21.62	$20.71

Regulatory capital ratios of Coastal Banc ssb:
Tier 1 (Core)	6.35%	6.26%
Tier 1 risk-based	9.28%	9.23%
Total risk-based	10.36%	10.31%

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, except share data)

ASSETS	March 31, 2004	December 31, 2003

	(unaudited)

Cash and cash equivalents	$35,389	$40,814
Federal funds sold	24,732	10,440
Loans receivable held for sale	35,341	8,078
Loans receivable	1,967,328	1,981,924
Mortgage-backed securities available-for-sale, at fair value	501,543	504,402
Other securities available-for-sale, at fair value	4,855	6,787
Accrued interest receivable	8,762	9,198
Property and equipment	33,174	32,563
Stock in the Federal Home Loan Bank of Dallas (FHLB)	45,641	45,471
Goodwill	21,429	21,429
Prepaid expenses and other assets	20,165	21,884

	$2,698,359	$2,682,990

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$1,680,116	$1,676,131
Advances from the FHLB	801,512	799,875
Subordinated debentures	61,856	61,856
Advances from borrowers for taxes and insurance	4,023	2,482
Other liabilities and accrued expenses	11,066	8,954

Total liabilities	2,558,573	2,549,298

Commitments and contingencies

Stockholders' equity
Common stock, $0.01 par value; authorized shares 30,000,000; 8,043,802 shares issued and 5,297,692 shares outstanding at March 31, 2004; 7,981,434 shares issued
and 5,235,324 shares outstanding at December 31, 2003	80	80
Additional paid-in capital	38,187	37,179
Retained earnings	154,485	151,167
Accumulated other comprehensive income (loss) - unrealized
gain (loss) on securities available-for-sale	664	(1,104)
Treasury stock, at cost (2,746,110 shares in 2004 and 2003)	(53,630)	(53,630)

Total stockholders' equity	139,786	133,692

	$2,698,359	$2,682,990

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data)

	Three Months Ended March 31,

	2004	2003

	(unaudited)
Interest income:
Loans receivable	$24,670	$25,612
Mortgage-backed securities	3,646	3,667
FHLB stock, federal funds sold and other interest-earning assets	269	325

	28,585	29,604

Interest expense:
Deposits	6,806	8,048
Advances from the FHLB	4,061	4,225
Subordinated debentures	1,270	1,160

	12,137	13,433

Net interest income	16,448	16,171
Provision for loan losses	450	900

Net interest income after provision for loan losses	15,998	15,271

Noninterest income:
Service charges on deposit accounts	2,893	2,902
Loan fees	244	219
Gain on sale of loans receivable held for sale	18	734
Gain on sale of mortgage-backed securities available-for-sale	200	--
Gain (loss) on sale of real estate owned	114	(130)
Gain (loss) on sale of repossessed assets	180	(8)
Other	389	276

	4,038	3,993

Noninterest expense:
Compensation, payroll taxes and other benefits	7,834	8,008
Office occupancy	2,389	2,317
Data processing	479	433
Advertising	314	275
Postage and delivery	375	379
Other	2,307	2,508

	13,698	13,920

Income before provision for Federal income taxes	6,338	5,344
Provision for Federal income taxes	2,226	1,659

Net income	$4,112	$3,685

Net income available to common stockholders	$4,112	$3,058

Basic earnings per share	$0.78	$0.59

Diluted earnings per share	$0.75	$0.57